Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

27 February 2025

Matter No.: 346184

Tel: +1 441 298 7859

Email: chiara.nannini@conyers.com

SiriusPoint Ltd.

3 Waterloo Lane

Pembroke, HM08

Bermuda

Dear Sir/Madam

Re:	SiriusPoint Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with an offering made pursuant to the prospectus dated 16 December 2024 as supplemented by the prospectus supplement dated 25 February 2025 (the “Prospectus Supplement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in the registration statement on Form S-3 (Registration No. 333-283827) (the “Registration Statement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission relating to the registration under the Securities Act of an aggregate of 4,106,631 common shares, par value US$0.10 per share (the “Shares”), of the Company, which are being offered by certain selling shareholders of the Company (the “Selling Shareholders”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined an electronic copy of the Registration Statement.

We have also reviewed:

1.1.	a copy of the memorandum of association and the bye-laws of the Company (the “Constitutional Documents”), each certified by the Secretary of the Company on 26 February 2025;

1.2.	a certified extract of minutes of a meeting of the board of directors of the Company held on 14 February 2025 certified by the Secretary of the Company on 26 February 2025 (the “Resolutions”);

1.3.	an executed copy of a written officer confirmation dated 26 February 2025;

1.4.

a copy of the register of members of the Company dated 26 February 2025 provided by Computershare Trust Company, N.A., the branch registrar of the Company, with respect to the position as at 25 February 2025 (the “Company Register”); and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.7.	that at the time of issue or transfer of any shares, the Company’s common shares will be listed on the New York Stock Exchange.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.3.

This opinion is issued solely for the purposes of the filing of the Prospectus Supplement which shall from part of the Registration Statement and the offering of the Shares by the Selling Shareholders and is not to be relied upon in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.

Based solely upon a review of the Company Register, the Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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